Exhibit 14.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement Form F-3 (No. 333-111019, No. 333-119998, No. 333-126257, No. 333-143399, No. 333- 167144, 333-187384 and 333-194483) and related Prospectuses and on Form S-8 (No. 333-173155, No. 333-118897, No. 333-113420, No. 333-141306 and No. 333-139717) pertaining to the Employees’ Stock Option Plan of Pointer Telocation Ltd., of our report dated 26th February 2014, with respect to the financial statements of POINTER DO BRASIL PARTICIPAÇÕES LTDA., included in the Annual Report (Form 20-F) of Pointer Telocation Ltd., for the year ended 31st December 2013, filed with the Securities and Exchange Commission.

São Paulo, Brazil, 26th. March 2014.

RICARDO JULIO RODIL
Partner
BAKER TILLY BRASIL
AUDITORES INDEPENDENTES S/S

Avenida Engenheiro Luiz Carlos Berrini, 1461 - 4º e 12º andares - Cidade Monções CEP: 04571-011 - São Paulo, SP - Tel.: (11)5504-3800 e Fax: (11)5504-3805